Exhibit 99.3

Consent of Guggenheim Securities, LLC

We hereby consent to the use in the Registration Statement of Denbury Resources Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Denbury Resources Inc. and Penn Virginia Corporation, which is part of the Registration Statement, of our written opinion, dated October 28, 2018 appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Guggenheim, Denbury’s financial advisor,” “Risk Factors” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Denbury Board of Directors and Reasons for the Merger,” “The Merger—Opinion of Guggenheim, Denbury’s Financial Advisor,” “The Merger—Denbury Unaudited Forecasted Financial Information” and “The Merger—Penn Virginia Unaudited Forecasted Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

GUGGENHEIM SECURITIES, LLC

By:	/s/ Guggenheim Securities, LLC

January 16, 2019